EXHIBIT 5.1
[NovaStar Financial, Inc. Letterhead]
January 20, 2006
NovaStar Financial, Inc.
8140 Ward Parkway, Suite 300
Kansas City, MO 64114
Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     I am the Senior Vice President, General Counsel and Secretary of NovaStar Financial, Inc., a Maryland corporation (the “Company”). I am delivering this opinion in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) for the purposes of registering under the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of 22,511 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), purchased pursuant to the NovaStar Financial, Inc. 401(k) Plan, which the Company is offering to rescind.
     In rendering this opinion, I have examined such corporate records and other documents, and I have reviewed such matters of law as I have deemed necessary or appropriate to enable me to render the opinion expressed below.
     Based upon the foregoing, I am of the opinion that the Shares were, at the time of issuance by the Company, validly issued, fully paid and non-assessable.
     I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the reference to me under the caption “Legal Matters” in prospectus included in the Registration Statement. In giving such consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.
Very truly yours,
/s/ Jeffrey D. Ayers
Jeffrey D. Ayers
Senior Vice President, General Counsel and Secretary